INVESTMENT MANAGEMENT AGREEMENT


This Agreement, made and entered into this 27th day of January, 2000, and amended and restated effective as of November 18, 2005, by and between SECURITY EQUITY FUND, a Kansas corporation (hereinafter referred to as the "Fund"), and SECURITY MANAGEMENT COMPANY, LLC, a Kansas limited liability company (hereinafter referred to as "SMC");

                                   WITNESSETH:

WHEREAS, the Fund is engaged in business as an open-end, management investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

WHEREAS, SMC is willing to provide investment research and advice to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties agree as follows:

1. Employment of SMC. The Fund hereby employs SMC to act as investment adviser to the Fund with respect to the investment of its assets and to supervise and arrange for the purchase of securities of the Fund and the sales of securities held in the portfolio of the Fund, subject always to the supervision of the Board of Directors of the Fund (or a duly appointed committee thereof), during the period and upon and subject to the terms and conditions described herein. SMC agrees to maintain sufficient trained personnel and equipment and supplies to perform its responsibilities under this Agreement and in conformity with the current Prospectus of the Fund and such other reasonable standards of performance as the Fund may from time to time specify.

     SMC hereby accepts such employment and agrees to perform the services required by this Agreement for the compensation herein provided.

2.   Allocation of Expenses and Charges.

     (a) Expenses of SMC. SMC shall pay all expenses in connection with the performance of its services under this Agreement, except as provided otherwise herein.

     (b) Expenses of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall pay or reimburse SMC for the payment of the following described expenses of the Fund whether or not billed to the Fund, SMC or any related entity:

          (i)  brokerage fees and commissions;

          (ii) taxes;

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          (iii)interest expenses;

          (iv) any extraordinary expenses approved by the Board of Directors of the Fund; and

          (v) distribution fees paid under the Fund's Class A, Class B and Class C Distribution Plans;

          and, in addition to those expenses set forth above, the Fund shall pay all of its expenses whether or not billed to the Fund, SMC or any related entity.

     (c) Expense Cap. For each of the Fund's full fiscal years that this Agreement remains in force, SMC agrees that if total annual expenses of each Series of the Fund identified below, exclusive of interest, taxes, extraordinary expenses (such as litigation), brokerage fees and commissions, and 12b-1 fees paid under a Fund's Class A, Class B or Class C Distribution Plans, but inclusive of SMC's compensation, exceeds the amount set forth below (the "Expense Cap"), SMC shall contribute to such Series such funds or waive such portion of its fee, adjusted monthly, as may be required to insure that the total annual expenses of the Series shall not exceed the Expense Cap. If this Agreement shall be effective for only a portion of a Series' fiscal year, then the maximum annual expenses shall be prorated for such portion.

                                   EXPENSE CAP

              Enhanced Index Series, Class A, B and C - 1.75%
              Select 25 Series, Class A, B and C - 1.75%

3.   Compensation of SMC.

     (a) As compensation for the investment advisory services to be rendered by SMC to Global Series, Social Awareness Series, Small Cap Growth Series and Large Cap Growth Series, for each of the years this Agreement is in effect, each of the foregoing Series shall pay SMC an annual fee equal to 1.00% of its respective average daily net assets. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by SMC to Equity Series, Enhanced Index Series and Select 25 Series for each of the years this Agreement is in effect, each of the foregoing Series shall pay SMC an annual fee equal to 0.75% of its respective average daily net assets. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by SMC to Mid Cap Value Series for each of the years this Agreement is in effect, the Mid Cap Value Series shall pay SMC an annual fee equal to 1.00% of its average daily net assets of $200 million or less; plus an annual rate of 0.75% of its average daily net assets of more than $200 million. Such fee shall be calculated daily and payable monthly. As compensation for the investment advisory services to be rendered by SMC to Alpha Opportunity Series, Alpha Opportunity Series shall pay SMC a fee as described in paragraphs 3(c) and 3(d) below. If this Agreement shall be effective for only a portion of a year, then SMC's compensation for said year shall be prorated for such portion. For purposes of this Section 3, the value of the net assets of each Series shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of the Fund's shares as described in the Fund's prospectus.

     (b) For each of the Fund's fiscal years this Agreement remains in force, SMC agrees that if total annual expenses of any Series of the Fund, exclusive of interest and taxes, extraordinary expenses (such as litigation) and distribution fees paid under the Fund's Class A, Class B and Class C Distribution Plans, but inclusive of SMC's compensation, exceed any expense limitation imposed by state securities law or regulation in any state in which shares of such Series of the Fund are then qualified for sale, as such regulations may be amended from time to time, SMC will contribute to such Series such funds or waive such portion of its fee, adjusted monthly, as may be requisite to insure that such annual expenses will not exceed any such limitation. If this Agreement shall be effective for only a portion of any Series' fiscal year, then the maximum annual expenses shall be prorated for such portion. Brokerage fees and commissions incurred in connection with the purchase or sale of any securities by a Series shall not be deemed to be expenses within the meaning of this paragraph (b).

     (c) Total Fee. (1) During the first 12 months of operations of Alpha Opportunity Series, the Series shall pay SMC an investment advisory fee equal to 2.00% of average daily net assets, accrued daily and paid monthly (without any adjustment of the type discussed below).

          (2) Thereafter, as compensation for the investment advisory services to be rendered by SMC to Alpha Opportunity Series, the Series shall pay SMC at the end of each calendar month, an advisory fee (the "Total Fee") composed of: (i) a base fee equal to 2.00% (on an annual basis), of the Alpha Opportunity Series' average daily net assets over the month (the "Base Fee"); and (ii) a performance adjustment to the Base Fee as further explained in (d) below (the "Performance Adjustment"). The Total Fee shall be accrued daily and paid monthly, with such periodic adjustments as deemed appropriate in accordance with applicable law and accounting standards.

          (3) If SMC shall serve for less than the whole of any calendar month, the Total Fee mentioned above shall be calculated on a pro rata basis for the portion of the month for which SMC has served as adviser.

     (d) Calculation of Performance Adjustment. Each month, the rate of any positive Performance Adjustment shall be equal to 0.75% multiplied by the ratio of the number of percentage points by which the investment performance of the Series (the "Investment Performance") exceeds the investment record (the "Investment Record") of the Standard & Poor's 500 Composite Stock Price Index (the "Index") over the twelve-month period ending on the last day of that month (the "Measuring Period") as compared to 15 percentage points. For example, if the Investment Performance of the Series was 6.6% and the Investment Record of the Index was 0%, the ratio would be 6.6 to 15, or 0.44, times 0.75%, for an upward Performance Adjustment rate of 0.33%.

          Similarly, the rate of any negative Performance Adjustment shall be equal to 0.75% multiplied by the ratio of the number of percentage points by which the Investment Performance of the Series is less than the Investment Record of the Index over the Measuring Period as compared to 15 percentage points. For example, if the Investment Performance of the Series was -10.0% and the Investment Record of the Index was 0%, the ratio would be 10 to 15, or 0.667, times 0.75%, for a downward Performance Adjustment rate of 0.50%.

          After the rate of the Performance Adjustment has been determined as described above, SMC will determine the dollar amount of such Performance Adjustment by multiplying the Performance Adjustment rate by the average daily net assets of the Series during the Measuring Period and dividing that number by the number of days in the Measuring Period and then multiplying that amount by the number of days in the current month. The dollar amount of the Total Fee then equals the dollar amount of the Base Fee as adjusted by the dollar amount of the Performance Adjustment.

          Each month, the maximum or minimum Performance Adjustment shall be equal to 1/12th of 0.75% of the average daily net assets of the Series during the Measuring Period (subject to minor accounting adjustments to account for the specific number of days in the month) when the Investment Performance of the Series is superior or inferior to the Investment Record of the Index by 15 percentage points or more over the Measuring Period. The maximum Total Fee payable to SMC in any month is then equal to 1/12th of 2.00% of the Series' average daily net assets over that month (i.e., the Base Fee), plus 1/12th of 0.75% of the Series' average daily net assets over the Measuring Period (i.e., the maximum positive Performance Adjustment); and the minimum Total Fee payable to SMC is equal to 1/12th of 2.00% of the Series' average daily net assets over that month (i.e., the Base Fee), less 1/12th of 0.75% of the Series' average daily net assets over the Measuring Period (i.e., the maximum negative Performance Adjustment) (subject to accounting adjustments to account for the specific number of days in the month).

          The Investment Performance of the Series will be determined by reference to Class A shares of the Series in accordance with Rule 205-1(a) under the Investment Advisers Act of 1940 ("Advisers Act"). As such, it shall be equal to the sum of: (i) the change in the net asset value of Class A shares during the Measuring Period, (ii) the value of all cash distributions made by the Series to holders of its Class A shares accumulated to the end of the Measuring Period, and
          (iii) the value of capital gains taxes per Class A share, if any, paid or payable on undistributed realized long-term gains accumulated to the end of the Measuring Period, and will be expressed as a percentage of the net asset value per share of the Class A shares at the beginning of the Measuring Period (for this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains are treated as reinvested in Class A shares at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes).

          The Investment Record of the Index will be determined in accordance with Rule 205-1(b) under the Advisers Act. As such, it shall be equal to the sum of: (i) the change in the level of the Index during the Measuring Period, and (ii) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Measuring Period, and will be expressed as a percentage of the Index at the beginning of the Measuring Period.

          It is the intent of the parties to this Agreement that the Total Fee arrangement comply with Section 205 of the Advisers Act, Rules 205-1 and 205-2 thereunder, as each may be amended from time to time (the "Fulcrum Fee Provisions"). Any question in interpreting and implementing the Total Fee arrangement shall be answered in accordance with the Fulcrum Fee Provisions.

4.   Investment Advisory Duties.

     (a) Investment Advice. SMC shall regularly provide the Fund with investment research, advice and supervision, continuously furnish an investment program, recommend which securities shall be purchased and sold and what portion of the assets of the Fund shall be held uninvested and arrange for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund. All investment advice furnished by SMC to the Fund under this Section 4 shall at all times conform to any requirements imposed by the provisions of the Fund's Articles of Incorporation and Bylaws, the 1940 Act, the Investment Advisors Act of 1940 and the rules and regulations promulgated thereunder, and other applicable provisions of law, and the terms of the registration statements of the Fund under the Securities Act of 1933 ("1933 Act") and/or the 1940 Act, as may be applicable at the time, all as from time to time amended. SMC shall advise and assist the officers or other agents of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Fund (and any duly appointed committee thereof) with regard to the foregoing matters and the general account of the Fund's business.

     (b) Subadvisers. Subject to the provisions of the 1940 Act and any applicable exemptions thereto, SMC is authorized, but is under no obligation, to enter into sub-advisory agreements (the "Sub-Advisory Agreements") with one or more subadvisers (each a "Subadviser") to provide investment advisory services to any series of the Fund. Each Subadviser shall have investment discretion with respect to the assets of the series assigned to that Subadviser by SMC. Consistent with the provisions of the 1940 Act and any applicable exemption thereto, SMC may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected series.

     (c)  Portfolio Transactions and Brokerage.

          (i) Transactions in portfolio securities shall be effected by SMC, through brokers or otherwise (including affiliated brokers), in the manner permitted in this Section 4 and in such manner as SMC shall deem to be in the best interests of the Fund after consideration is given to all relevant factors.

          (ii) In reaching a judgment relative to the qualification of a broker to obtain the best execution of a particular transaction, SMC may take into account all relevant factors and circumstances, including the size of any contemporaneous market in such securities; the importance to the Fund of speed and efficiency of execution; whether the particular transaction is part of a larger intended change of portfolio position in the same securities; the execution capabilities required by the circumstances of the particular transaction; the capital required by the transaction; the overall capital strength of the broker; the broker's apparent knowledge of or familiarity with sources from or to whom such securities may be purchased or sold; as well as the efficiency, reliability and confidentiality with which the broker has handled the execution of prior similar transactions.

         (iii) Subject to any statements concerning the allocation of brokerage contained in the Fund's Prospectus or Statement of Additional Information, SMC is authorized to direct the execution of portfolio transactions for the Fund to brokers who furnish investment information or research service to the SMC. Such allocations shall be in such amounts and proportions as SMC may determine. If the transaction is directed to a broker providing brokerage and research services to SMC, the commission paid for such transaction may be in excess of the commission another broker would have charged for effecting that transaction, if SMC shall have determined in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of SMC with respect to all accounts as to which it now or hereafter exercises investment discretion. For purposes of the immediately preceding sentence, "providing brokerage and research services" shall have the meaning generally given such terms or similar terms under
               Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

          (iv) In the selection of a broker for the execution of any transaction not subject to fixed commission rates, SMC shall have no duty or obligation to seek advance competitive bidding for the most favorable negotiated commission rate to be applicable to such transaction, or to select any broker solely on the basis of its purported or "posted" commission rates.

          (v) In connection with transactions on markets other than national or regional securities exchanges, the Fund will deal directly with the selling principal or market maker without incurring charges for the services of a broker on its behalf unless, in the best judgment of SMC, better price or execution can be obtained by utilizing the services of a broker.

     (d) Limitation of Liability of SMC with Respect to Rendering Investment Advisory Services. So long as SMC shall give the Fund the benefit of its best judgment and effort in rendering investment advisory services hereunder, SMC shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect SMC against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Section 4. As used in this Section 4, "SMC" shall include directors, officers and employees of SMC, as well as SMC itself.

5. Other Activities Not Restricted. Nothing in this Agreement shall prevent SMC or any officer thereof from acting as investment adviser for any other person, firm or corporation, nor shall it in any way limit or restrict SMC or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for their own accounts or for the accounts of others for whom they may be acting; provided, however, that SMC expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to the Fund under this Agreement. The Fund acknowledges that SMC acts as investment adviser to other investment companies, and it expressly consents to SMC acting as such; provided, however, that if in the opinion of SMC, particular securities are consistent with the investment objectives of, and desirable purchases or sales for the portfolios of one or more of such other investment companies or series of such companies at approximately the same time, such purchases or sales will be made on a proportionate basis if feasible, and if not feasible, then on a rotating or other equitable basis.

6. Amendment. This Agreement may be amended at any time, without shareholder approval to the extent permitted by applicable law, by a writing signed by each of the parties hereto. Any change in the Fund's registration statements or other documents of compliance or in the forms relating to any plan, program or service offered by its current Prospectus which would require a change in SMC's obligations hereunder shall be subject to SMC's approval, which shall not be unreasonably withheld.

7. Duration and Termination of Agreement. This Agreement became effective May 1, 2002, and was amended and restated effective as of November 18, 2005. This Agreement shall continue in force until January 1, 2007, and for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Directors of the Fund, and the vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons (as such terms are defined in the Investment Company Act of 1940) of any such party cast in person at a meeting of such directors called for the purpose of voting upon such approval, or (b) by the vote of the holders of a majority of the outstanding voting securities of each series of the Fund (as defined in the 1940 Act). In the event a majority of the outstanding shares of one series vote for continuance of the Agreement, it will be continued for that series even though the Agreement is not approved by either a majority of the outstanding shares of any other series or by a majority of outstanding shares of the Fund.

     Upon this Agreement becoming effective, any previous Agreement between the Fund and SMC providing for investment advisory services shall concurrently terminate, except that such termination shall not affect any fees accrued and guarantees of expenses with respect to any period prior to termination.

     This Agreement may be terminated at any time as to any series of the Fund without payment of any penalty, by the Fund upon the vote of a majority of the Fund's Board of Directors or, by a majority of the outstanding voting securities of the applicable series of the Fund, or by SMC, in each case on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

8. Severability. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then such clause or provision shall be considered severed herefrom and the remainder of this Agreement shall continue in full force and effect.

9. Applicable Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereto duly authorized on the day, month and year first above written.


                                               SECURITY EQUITY FUND

By                                             By    MICHAEL G. ODLUM
                                               --------------------------------
                                               Title:  President

ATTEST:

AMY J. LEE
-----------------------------
Secretary

                                               SECURITY MANAGEMENT COMPANY, LLC

                                               By    MICHAEL G. ODLUM
                                               --------------------------------
                                               Title:  President

ATTEST:

AMY J. LEE
-----------------------------
Secretary